Exhibit 10.4D
Loan Agreement

hereinafter referred to as the “Agreement”, concluded on 1 February 2007 in Warsaw,

between

-
Century Casinos Europe GmbH, a company incorporated and existing under the laws of Austria, whose registered office is Wipplinger Str. 30, 1010, Vienna, Austria, represented by Dr Christian Gernert acting in the capacity of a managing director, hereinafter the “Lender”,

and

-
G5 Sp. z o.o., a company incorporated and existing under the laws of the Republic of Poland, whose registered office is at ul. Żelazna 82/84 no. 51, 00-894 Warsaw, registered in the National Court Register - Register of Entrepreneurs, under number KRS No. 90606, represented by Małgorzata Rogowicz-Angierman, Jerzy Cieślak, Piotr Nassius and Przemysław Tomaszewski, acting in the capacity of management board members, hereinafter the “Borrower”

Whereas

The parties hereto assumed that the Debt Repayable to One of the Polish Entities was lower by approximately PLN 3,000,000 than it is currently alleged to be.

 Whereas

One of the Polish Entities is ready to finally settle the Debt Repayable to One of the Polish Entities for payment of not more than PLN 3,000,000.

Whereas

The Parties, hereto, are willing to have the Debt Repayable to One of the Polish Entities finally settled between the Borrower and One of the Polish Entities in return for a one-off payment of not more than PLN 3,000,000, to be made by the Borrower to One of the Polish Entities, even though the Borrower deems the Debt Repayable to One of the Polish Entities to have been already repaid.

Now, and therefore, the Parties agree as follows

§ 1.
Definitions

Wherever used in this Agreement, unless the context requires otherwise, the following terms have the following meanings:

“Annex to the SSPA” means the document indicated § 2.3 item (1) (iii) below;

“Bank” means the bank indicated in § 2.4 below;

“Bank Account” means the bank account indicated in § 2.2 below;

“Bank Guarantee” means the bank guarantee indicated in § 2.4 below;

“Business Day” means a day, other than a Saturday, or a Sunday, on which commercial banks are open for business in Warsaw, Poland;

“Collateral” means the collateral indicated in § 2.4 below;

“Default Interest” means interest of 5 % per annum above the Interest Rate calculated for the period from the date any payment, hereunder, becomes due and payable until the day of actual payment, thereof;

“Drawdown Date” means the date when Loan has been transferred to the bank account indicated in § 2.2 below;

“EURO” means the common currency used in some member countries of the European Union;

“EURO Equivalent of PLN” means in relation to any amount denominated in PLN the amount of EURO that would be realised upon the sale of such PLN amount under the average exchange rate quoted by the National Bank of Poland prevailing on the date falling 3 Business Day prior to the date on which such amount is to be paid, or as of which date any such amount is to be computed, in accordance with this Agreement; should any EURO Equivalent of a PLN amount be bound to be paid within the deadline set forth, hereunder, that EURO Equivalent of PLN amount will be computed by using the average exchange rate quoted by the National Bank of Poland on the date falling 3 Business Day prior to the first day of such deadline;

“Final Maturity Date” means the fifth anniversary of the date when the Loan has been transferred to the bank account indicated in § 2.2 below, which is the date when the Borrower must pay to the Lender the Total Repayment Amount under this Agreement;

“Information” means the Information as defined in § 6.1 item 1 below;

“Instalments” mean all the instalments in which the Loan will be utilized for the repayment of the Debt Repayable to One of the Polish Entities and an “Instalment” mean any one of the Instalments;

“Interest Payment Date” means the Business Day that comes 365 days after the Drawdown Date and, afterwards, each first Business Day of the anniversary of the initial Interest Payment Date, in arrears;

“Interest Rate” means interest at the rate of LIBOR offered as at 3 Business Days before a relevant Interest Payment Date for 1-month deposits, plus 2%, per annum;

”Loan” means a loan which is to be extended to the Borrower by the Lender, hereunder;

“Maturity Date” means, with respect to any repayment of the principal amount of the Loan - the Final Maturity Date and, with respect to any payment of interest including the Default Interest - the relevant Interest Payment Date;

“Party”, or “Parties”, means the Borrower, or the Lender under this Agreement, or both, as the case may be;

“Pledge” means the right of registered pledge over 1/3 of all the shares in Casinos Poland Sp. z o. o. with the registered office in Warsaw, at ul. Wolność 3a, which Pledge has been established in favour of One of the Polish Entities by the Borrower to secure repayment of all the receivables of One of the Polish Entities under the Settlement of the Debt Repayable to One of the Polish Entities;

“PLN”, or “Zloty”, means the currency of the Republic of Poland;

“PLN Equivalent of USD” means in relation to any amount denominated in USD the amount of PLN that would be realised upon the sale of such USD amount under the average exchange rate quoted by the National Bank of Poland prevailing on the date falling 3 Business Day prior to the date on which such amount is to be paid, or as of which date any such amount is to be computed, in accordance with this Agreement; should any PLN Equivalent of USD amount be bound to be paid within the deadline set forth, hereunder, that PLN Equivalent of USD amount will be computed by using the average exchange rate quoted by the National Bank of Poland on the date falling 3 Business Day prior to the first day of such deadline;

“Share Sale and Purchase Agreement” means the agreement which with all the annexes and amendments, thereto, will be appended, hereto, as a schedule hereof;

“Taxes” means the Taxes as defined in § 5.4 below;

“Total Repayment Amount” means the principal amount of the Loan, plus interest, if any, including the Default Interest, accrued, thereon, but unpaid during the term of this Agreement;

“USD” means the currency of the United States of America;

“USD Equivalent of PLN” means in relation to any amount denominated in PLN the amount of USD that would be realised upon the sale of such PLN amount under the average exchange rate quoted by the National Bank of Poland prevailing on the date falling 3 Business Day prior to the date on which such amount is to be paid, or as of which date any such amount is to be computed, in accordance with this Agreement; should any USD Equivalent of PLN amount be bound to be paid within the deadline set forth, hereunder, this USD Equivalent of PLN amount will be computed by using the average exchange rate quoted by the National Bank of Poland on the date falling 3 Business Day prior to the first day of such deadline;

“One of the Polish Entities” means the entity which is entitled to receive the repayment of the Debt Repayable to One of the Polish Entities;

“Debt Repayable to One of the Polish Entities” means the entirety of the indebtedness of the Borrower to One of the Polish Entities under the Settlement of the Debt Repayable to One of the Polish Entities, which Debt Repayable to One of the Polish Entities according to representations made by the Borrower to the Lender:

(i) as to the principal amount of it, has already been repaid by the Borrower to One of the Polish Entities, (ii) as to the outstanding interest accrued on the principal amount of it, is now subject to a dispute between One of the Polish Entities and the Borrower, and (iii) is offered by One of the Polish Entities to be finally settled between One of the Polish Entities and the Borrower in return for payment of not more than PLN 3,000,000, to be made by the Borrower to One of the Polish Entities,

“Settlement of the Debt Repayable to One of the Polish Entities” means the settlement between One of the Polish Entities and the Borrower dated July 24th, 2003, together with all annexes and attachments, thereto, copies of which will be appended, hereto, as a schedule hereof.

§ 2.
Grant of a loan

1.	The Lender, hereby, grants to the Borrower the Loan, in an amount of USD 1,000,000.

2.
The amount of the Loan is to be transferred, within 3 Business Days from the date hereof, to the bank account no. 95 1060 0076 0000 3210 0009 9939 maintained by Bank BPH SA, Branch Office in Warsaw (hereinafter “Bank Account”), which the Borrower will be able to access and use only when acting with, and on the basis of, a written consent of the Lender, to be issued in the future for a specific operation to be made in, or through, the Bank Account. The Parties expressly confirm that: (i) the Lender will not consent to the Loan being utilized for purposes other than those indicated in clause 2.3 and 2.4 below, and (ii) the Lender will not withhold, without a valid cause, its consent for the Borrower to use the Loan for the purposed indicated in clause 2.3 and 2.4 below.

3.
Save for that that has been set forth in § 2.4 below, the Loan extended to the Borrower by the Lender, hereunder, can only be used by the Borrower for the purpose of repayment of the entirety of the Debt Repayable to One of the Polish Entities. Furthermore, the Parties expressly agree that the Loan will only be possible to be retransferred from the Bank Account, elsewhere, for the purpose of the repayment of the Debt Repayable to One of the Polish Entities, in the following Installments, and within the following deadlines:

1)	first Installment being the USD Equivalent of PLN 1,000,000 will be retransferred from the Bank Account not later than 7 days after the later of:

(i)
the date when One of the Polish Entities has accepted in writing, and to the satisfaction of Lender, a written offer of the Borrower to finally and irrevocably settle the entirety of the Debt Repayable to One of the Polish Entities, by payment to be made by the Borrower to One of the Polish Entities of PLN 3,000,000,

(ii)	the date when One of the Polish Entities issues to the Borrower, to the satisfaction of the Lender, a declaration consenting to the Pledge being removed from the Polish Register of Pledges, and

(iii)
the date when the Borrower and the Lender have concluded an annex to the Share Sale and Purchase Agreement (hereinafter “Annex to the SSPA”) that will reduce, proportionately, all the Purchase Prices as defined in the Share Sale and Purchase Agreement, so that the total of all the Purchase Prices is decreased to the balance of EURO 2,920,000 minus the EURO Equivalent of PLN 3,000,000, provided that such EURO Equivalent is computed as of the date of the Annex to the SSPA;

2)
a second Installment in an amount being the remainder of the Loan will be retransferred from the Bank Account 7 days after the date of the issuance of a final and binding decision of a competent court for deletion of the Pledge from the Register of Pledges in Poland, but in any case not later than the 30th of June 2007.

4.
The Lender confirms that it is aware that in the time between the Drawdown Date and actual repayment of the Debt Repayable to One of the Polish Entities with the funds of the Loan, the Borrower intends to utilize all amount of the Loan that will be transferred by the Lender into the Bank Account for the purpose of establishing collateral (hereinafter “Collateral”) to secure the claims of a bank (hereinafter “Bank”) for issuance by the Bank of a bank guarantee (hereinafter “Bank Guarantee”) to be delivered by the Borrower to One of the Polish Entities, so that the latter consents to the removal of the Pledge from the Polish Register of Pledges. Whenever requested to do so, the Lender will consent to the establishment of the Collateral for the Bank Guarantee, provided that the following is procured by the Borrower:

1)	The Bank Guarantee will be for a maximum of PLN 3,000,000;

2)	The Bank Guarantee will secure, exclusively, repayment of the Debt Repayable to One of the Polish Entities;

3)
The Bank Guarantee will only be possible to be utilized : (i) upon occurrence of events, within deadlines, and in amounts, set forth in § 2 section 3 items 1), and 2) above, and (ii) after the Lender unsuccessfully demands from the Borrower, reasonably in advance, payment of the amounts sought by to be paid under the Bank Guarantee; and

4)
The Bank Guarantee and the agreement between the Bank and the Borrower for the issuance of the Bank Guarantee will provide that should the Bank demand from the Borrower repayment of any amounts which have been paid by the Bank to One of the Polish Entities under the Bank Guarantee, any such repayment will be made from resources extended to the Borrower in the form of the Loan, without need for the Bank to obtain a prior consent of the Borrower.

5.
Immediately after the payments referred to under §§ 2.2 - 2.4 are made, the Borrower is to provide the Lender with a written notice regarding the payment made, including the precise date and exact amount of the payment, and a copy of an official and binding statement from a bank confirming the contents of the notice.

§ 3.
Repayment of the Debt Repayable to One of the Polish Entities

1.
Provided that, and immediately after, the Lender transfers to the Bank Account any amounts of the Loan hereunder, the Borrower, within 7 days, will transfer to One of the Polish Entities all the amounts so made available by the Lender in such a manner as will ensure full repayment of the Debt Repayable to One of the Polish Entities, in accordance with § 2.3 above, including the principal amount, any interest accrued, thereon, and any related payments, charges, or fees, which One of the Polish Entities could request from the Borrower in relation to the Debt Repayable to One of the Polish Entities.

2.
Nothing in the provisions of this Agreement is to be construed to require the Lender to provide the Borrower, under any contractual, or factual, basis whatsoever, any additional amounts in excess of those expressly referred in § 2.3, including when the amount of the Debt Repayable to One of the Polish Entities, or of any payments, charges, or fees, referred to in §3.1, exceeds PLN 3,000,000.

3.
If the Borrower makes any payments, whatsoever, in breach of the Agreement, from the amounts made available by the Lender to the Borrower under the Agreement, the Borrower is to immediately repay such payments to the Lender, after obtaining a written notice from the Lender to that effect, to a bank account to be indicated by the Lender in the notice. The Lender is to decide, at its sole discretion, whether to request such repayment and, if so, will establish the amount of repayment requested, to be equal to the aggregate payments made by the Borrower in breach of this Agreement.

4.
If the Borrower fails, for any reasons whatsoever, to timely transfer to One of the Polish Entities, in relation to the Debt Repayable to One of the Polish Entities, and in accordance with this Agreement, the aggregate amount of all Installments of the Loan already obtained from the Lender under the Agreement, the Borrower is to immediately repay to the Lender, upon it giving written notice, such part of the amount obtained from the Lender under the Agreement that was not transferred to One of the Polish Entities for the repayment of the Debt Repayable to One of the Polish Entities.

§ 4.
Interest and Interest Payments

1.
The outstanding amount of the principle of the Loan is to be charged interest on each Interest Payment Date, by the Interest Rate. The interest, including Default Interest, is to be determined on the basis of a year of 360 (three hundred and sixty) days and a month of 30 (thirty) days.

2.	The interest is payable on the Interest Payment Date until the Final Maturity Date.

§ 5.
Payments

1.	The principal amount of the Loan, together with all interest accrued thereon, but unpaid, is to be repaid in full not later, and not earlier, than on the Final Maturity Date.

2.
On each date on which any sum is due from the Borrower under this Agreement, the Borrower is to make that sum available without set off, or tax, or other deductions, to the Lender by payment in immediately available, freely transferable, cleared funds, to an account designated by the Lender for that purpose. All costs in connection with payment of any sum (including the costs of transfer of payments) are for the account of the Borrower, and cannot, therefore, be deducted from such sum.

3.	Neither in whole, nor in part, is the Borrower permitted to prepay the Loan.

4.
All payments in respect of the Loan are to be made without withholding, or deducting, on account of any present, or future, taxes, duties, assessments or governmental charges, whatsoever, (hereinafter the "Taxes") imposed, or levied by, or on behalf of, the Republic of Poland, or any political subdivision, or any authority thereof, or therein unless the withholding, or deduction of such Taxes is required by law, or regulations. In that event, the Borrower pays to the Lender such additional amounts as may be necessary so that the net amounts received by the Lender after such withholding, or deduction are equal to the amount that would have been receivable in respect of the Loan in the absence of such withholding, or deduction. As soon as the Borrower is aware that any such deduction, withholding, or payment of Taxes is required (or of any change in any such requirement), it must notify the Lender of that, forthwith.

§ 6.
Other obligations of the Parties

1.
The Parties can disclose the Information to those of its employees and advisers for whom it is necessary, for the purpose of entering into this Agreement, and for the performance of the obligations, hereunder, provided that the Parties ensure that the employees and advisers keep the Information confidential.

2.
Any public announcement, or disclosure, to be made is to be determined and made by the Parties acting jointly, except for announcements required by law to be made, specifically in relation to the disclosure requirements applicable to publicly quoted companies.

§ 7.
Disputes, governing law, levies

1.   Any dispute arising out of, or in connection with, this Agreement, including any question regarding its existence, validity, or termination, is to be referred to and finally resolved by arbitration under the Rules of Arbitration and Conciliation of the International Arbitral Centre of the Austrian Federal Economic Chamber, which rules are deemed to be incorporated by reference into this clause. The number of arbitrators is to be three. The location of arbitration is to be Vienna, Austria. The language to be used in the arbitral proceedings is to be English. The governing law of the contract is to be the substantive law of Poland.

2.	The Borrower will pay the levy payable on civil law transactions, if any, of 1% of the total amount of the Loan, as referred to in §2.1.

§ 8.
Language

1.	This Agreement has been executed in 2 (two) counterparts, each counterpart containing a Polish and English version of the Agreement, for each Party.

3.	The English language version of the Agreement is to prevail over any discrepancy between the language versions.

In Witness Whereof  the Parties, hereto, have signed this Agreement on the date first mentioned above.

_/s/ Christian Gernert      /s/ Małgorzata Rogowicz-Angierman  /s/Jerzy Cieślak   /s/Piotr Nassius   /s/Przemysław Tomaszewski
For Century Casinos Europe GmbH  For the Borrower Sp. z o.o.